Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Guida R. Sajdak

Senior Vice President, Chief Financial Officer and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Third Quarter Results

October 25, 2010. Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the, “Bank”), announced the results of operations for the three and nine months ended September 30, 2010.

The Company reported net income of $183,000, or $0.03 per share, for the third quarter of 2010, an increase of $1.6 million, or 113.1%, from the third quarter of 2009. The $1.6 million increase in net income for the third quarter of 2010 was due to an increase in non-interest income of $1.3 million, or 184.3%, and an increase in net interest income of $435,000, or 11.6%, a decrease in non-interest expense of $215,000, or 4.7%, and a decrease in the provision for loan loss of $9,000.

Net interest income for the third quarter of 2010 increased $435,000, or 11.6%, to $4.2 million from $3.7 million for the third quarter of 2009. The increase in net interest income resulted from a $359,000, or 19.1%, decrease in interest expense from deposits. The average cost of funds declined 35 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. Average demand deposits, an interest free source of funds, increased $8.0 million, or 24.4%, from the third quarter of 2009. Interest income (tax equivalent basis) increased $275,000, or 4.5%, due to the $314,000 increase in income from investment securities, specifically, the tax-exempt bond portfolio, as the investment yield increased by 147 basis points. The increase in interest income from investment securities in the third quarter of 2010 was partially offset by a 24 basis point decrease in the average loan yield from the third quarter of 2009.

For the three months ended September 30, 2010, the net interest margin increased 33 basis points from 3.01%, for the three months ended September 30, 2009, to 3.34%. The interest rate spread increased by 37 basis points from 2.62% to 2.99%.

Non-interest income for the third quarter of 2010 increased $1.3 million due to an other-than-temporary impairment charge (“OTTI”) of $1.3 million in the third quarter of 2009. Excluding the OTTI charge, non-interest income in the third quarter of 2010, increased $21,000 compared to the third quarter of 2009. Service fees and charges increased $39,000, or 10.1%, due to higher interchange, overdraft and other fees. Income from net loan sales and servicing decreased $22,000 due to lower volume of loan sales to the secondary market.

Non-interest expense decreased $215,000, or 4.7%, for the three months ended September 30, 2010 compared to the quarter ended September 30, 2009. The decrease was due to a $163,000 decrease in salaries and employee benefits, a decrease in furniture and equipment of $60,000 and a decrease in non-interest expense of $46,000, partially offset by an increase in data processing of $62,000. Salaries and benefits decreased due to the reduction in stock option expense related to forfeitures in the third quarter of 2010.

The Company reported net income of $260,000, or $0.05 per share, for the nine months ended September 30, 2010, compared to a net loss of $1.5 million, or ($0.26) per share, for the nine months ended September 30, 2009. The $1.7 million, or 117.8%, increase in net income for the nine months ended September 30, 2010, was directly related to a $1.4 million decrease in OTTI charges and a $1.3 million, or 11.0%, increase in net interest income, partially offset by the $211,000, or 38.4%, increase in the provision for loan losses.

Non-interest income for the nine months ended September 30, 2010 increased $1.2 million due to an OTTI charge of $1.4 million in 2009 on the Company’s equity portfolio. Excluding the OTTI charge, non-interest income decreased $163,000 compared to the nine months ended September 30, 2009. The decrease in non-interest income was due to the $307,000 decrease from net loan sales and servicing due to lower loan sales to the secondary market. Loan sales were $12.6 million and $32.7 million, respectively, for the nine months ended September 30, 2010 and September 30, 2009. The offset to the decrease in net loan sales and servicing was due to an increase of $208,000, or 19.4%, in service charges, fees and commissions.

Non-interest expense was relatively unchanged at $13.5 million for the nine months ended September 30, 2010 and September 30, 2009. Increases in salaries and benefits and data processing were partially offset by declines in furniture and fixtures, occupancy expense, supplies and postage, and other non-interest expenses.

Average interest earning assets for the nine months ended September 30, 2010, increased $24.1 million, or 4.9%, from the same period in 2009. The yield on assets decreased 5 basis points, primarily due to the 20 basis point decrease in loan yields, offset by the 108 basis point increase in income from investment securities, mostly tax-exempt industrial revenue bonds. While the interest-bearing liabilities increased $13.5 million, the cost of funds decreased 36 basis points and was driven primarily by the 59 basis point drop in the cost of time deposits. The net interest margin increased 28 basis points to 3.42% for the nine months ended September 30, 2010, compared to 3.14% in the nine months ended September 30, 2009, and the interest rate spread increased by 31 basis points from 2.75% to 3.06%.

Total assets increased $25.2 million, or 4.6%, from $544.2 million at December 31, 2009 to $569.3 million at September 30, 2010. The increase was primarily due to, $18.6 million, or 92.6%, increase in cash and cash equivalents and an increase in net loans of $7.6 million, or 1.2%, from $424.7 million at December 31, 2009, to $432.2 million at September 30, 2010. The significant components of this increase were a $6.8 million, or 10.1%, increase in commercial and industrial loans and $6.5 million, or 5.1%, increase in commercial real estate loans, partially offset by a $3.5 million, or 9.1%, decrease in construction loans and a $3.3 million, or 2.2%, decrease in one-to four-family residential loans. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company sold $12.6 million fixed rate, low coupon residential real estate loans originated in 2010 to the secondary market. Servicing rights will continue to be retained on all loans written and sold in the secondary market.

Although the provision for loan loss decreased for the three months ended September 30, 2010, by $9,000, compared to the three months ended September 30, 2009, the allowance for loan losses increased to $4.3 million, or 0.98% of total loans, at September 30, 2010, compared to $4.1 million, or 0.95% of total loans, at December 31, 2009 and $3.7 million, or 0.89% of total loans, at September 30, 2009. The allowance for loan losses as a percentage of non-performing loans was 70.60% at September 30, 2010 and 84.17% at December 31, 2009. Management reviews the level of the allowance for loan loss on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors.

For the nine months ended September 30, 2010, the provision for loan loss increased $211,000, or 38.4%, to $761,000, compared to the nine months ended September 30, 2009. Asset quality continues to be the top focus for management. For the nine months ended September 30, 2010, non-performing assets increased $1.4 million to $6.3 million, or 1.11% of total assets, compared to $4.9 million, or 0.90% of total assets, at December 31, 2009. The increase in non-performing assets was the result of a $1.7 million participation commercial real estate loan that was placed on non-accrual during 2010. The participating banks are working with the borrower to resolve the issue with the goal of achieving an acceptable resolution. For the nine months ended September 30, 2010, the Company had net charge-offs of $571,000, or 0.13%, of total average loans, compared to 0.03% for the same period in 2009.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, decreased $1.9 million, or 3.0%, to $61.6 million as of September 30, 2010 from $63.5 million as of December 31, 2009. The decrease in investments was due to decreases in the held-to-maturity portfolio of $1.9 million, which included maturities and pay downs of $75.9 million, partially offset by purchases of $73.9 million, including a $10.0 million tax-exempt bond.

Total deposits increased $16.6 million, or 4.6%, to $382.1 million at September 30, 2010 from $365.5 million at December 31, 2009. Certificate of deposits increased $11.3 million, or 5.5%, to $217.5 million and money market accounts increased $4.0 million, or 7.2%, to $59.3 million. The increase in certificate of deposits was due to marketing and promotion efforts to attract low cost, long-term funds to position the balance sheet for an eventual rise in interest rates.

Borrowings, including repurchase agreements of $18.1 million and Federal Home Loan Bank (“FHLB”) advances of $74.8 million, increased $8.7 million, or 10.4%, to $92.8 million at September 30, 2010. Due to the low interest rate environment, the Company obtained lower cost longer-term advances from the FHLB. The average weighted remaining maturity and weighted average rate of the advances are 3.8 years and 2.52%, respectively.

Total stockholders’ equity at September 30, 2010 was $93.9 million compared to $94.2 million at December 31, 2009. The decrease was primarily attributed to stock buybacks under the Company’s stock repurchase plan, partially offset by net income of $260,000 and stock-based compensation of $850,000. In 2010, the Company purchased 155,207 shares of the Company’s common stock at a cost of $1.8 million and an average price of $11.36. Our capital management strategies allowed us to increase our book value per share by $0.32, or 2.2%, to $15.08 at September 30, 2010 compared to $14.76 at December 31, 2009. The Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be “well-capitalized” under applicable federal banking regulations.

Despite the low interest rate environment and stagnant economy, we are pleased to report a profit compared to a loss in the 2009 period. After adjusting for the OTTI charge of $1.4 million in 2009, we were able to increase net income before taxes by $869,000 from a net loss of $699,000 to a net profit of $170,000, for the nine months ended September 30, 2009 and September 30, 2010, respectively.

The low interest rate environment continues to create yield challenges and management continues to increase the Company’s liquidity position and to lock in low cost, long-term liabilities in order to position the balance sheet for the eventual rise in interest rates. Net interest income, the primary source of revenues for the Company, increased 11.0% for the nine months ended September 30, 2010 compared to the same period in 2009. The net interest margin increased 28 basis points from 3.14% at September 30, 2009 to 3.42% at September 30, 2010. We are committed to reducing our overall funding costs to mitigate the impact of lower asset yields.

Management is committed to preserving asset quality and is focused on diligently reducing problem loans as they arise. We have been proactive in our effort to promptly identify and resolve non-performing assets during this challenging time. Asset quality remains favorable as reflected in the ratio of non-performing loans to total loans of 1.38% and non-performing assets to total assets of 1.11%. Net charge-offs totaled $571,000, or 0.13%, of total average loans compared to 0.03% for the same period in 2009.

We have taken steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. With the uncertainty in the economy, we believe that Chicopee Savings Bank is well-positioned and well-capitalized for a stronger performance as the economy improves. We will continue to evaluate strategies to grow our balance sheet and increase the franchise value of the Company. We are committed to providing new loans to business and consumers, and our lenders continue to work aggressively to meet the borrowing needs of the communities we serve.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund of Massachusetts (DIF). For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars In Thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets

Cash and due from banks	$7,545	$9,757
Short-term investments	—	16
Federal funds sold	31,119	10,302

Total cash and cash equivalents	38,664	20,075

Securities available-for-sale, at fair value	498	503
Securities held-to-maturity, at cost (fair value $61,269 and $63,130 at September 30, 2010 and December 31, 2009, respectively)	61,065	62,983
Federal Home Loan Bank stock, at cost	4,489	4,306
Loans, net of allowance for loan losses ($4,267 at September 30, 2010 and $4,077 at December 31, 2009)	432,240	424,655
Loans held for sale	1,172	534
Other real estate owned	285	80
Mortgage servicing rights	297	297
Bank owned life insurance	12,928	12,610
Premises and equipment, net	10,309	10,652
Accrued interest and dividends receivable	1,668	1,629
Deferred income tax asset	2,109	2,112
FDIC prepaid insurance	1,472	1,900
Other assets	2,113	1,814

Total assets	$569,309	$544,150

Liabilities and Stockholders’ Equity

Deposits
Non-interest-bearing	$46,647	$42,629
Interest-bearing	335,499	322,869

Total deposits	382,146	365,498

Securities sold under agreements to repurchase	18,064	20,422
Federal Home Loan Bank of Boston advances	74,779	63,675
Accrued expenses and other liabilities	435	383

Total liabilities	475,424	449,978

Stockholders’ equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at September 30, 2010 and December 31, 2009)	72,479	72,479
Treasury stock, at cost (1,215,545 shares at September 30, 2010 and 1,060,338 shares at December 31, 2009)	(15,714)	(13,951)
Additional paid-in-capital	2,126	1,765
Unearned compensation (restricted stock awards)	(1,642)	(2,269)
Unearned compensation (Employee Stock Ownership Plan)	(4,538)	(4,761)
Retained earnings	41,103	40,843
Accumulated other comprehensive income	71	66

Total stockholders’ equity	93,885	94,172

Total liabilities and stockholders’ equity	$569,309	$544,150

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except for Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest and dividend income:
Loans, including fees	$5,862	$5,897	$17,714	$17,717
Interest and dividends on securities	337	172	941	578
Other interest-earning assets	10	14	21	22

Total interest and dividend income	6,209	6,083	18,676	18,317

Interest expense:
Deposits	1,516	1,875	4,467	5,577
Securities sold under agreements to repurchase	10	46	55	160
Other borrowed funds	500	414	1,543	1,220

Total interest expense	2,026	2,335	6,065	6,957

Net interest income	4,183	3,748	12,611	11,360
Provision for loan losses	376	385	761	550

Net interest income after provision for loan losses	3,807	3,363	11,850	10,810

Non-interest income (loss):
Service charges, fees and commissions	426	387	1,282	1,074
Loan sales and servicing, net	86	108	237	544
Net (loss) gain on sales of securities available-for-sale	—	154	—	181
Loss on sales of other than temporarily impaired securities	—	(179)	—	(179)
Loss on sale of other real estate owned	(15)	(6)	(23)	(6)
Other than temporary impairment charge	—	(1,297)	(13)	(1,403)
Income from bank owned life insurance	106	118	318	350

Total non-interest income (loss)	603	(715)	1,801	561

Non-interest expenses:
Salaries and employee benefits	2,484	2,647	7,728	7,585
Occupancy expenses	362	370	1,189	1,228
Furniture and equipment	209	269	764	860
FDIC insurance assessment	105	122	418	430
Data processing	338	276	903	811
Professional fees	158	119	416	384
Advertising	131	143	384	370
Stationery, supplies and postage	79	89	234	294
Other non-interest expense	460	506	1,445	1,511

Total non-interest expense	4,326	4,541	13,481	13,473

Income (loss) before income taxes	84	(1,893)	170	(2,102)
Income tax expense (benefit)	(99)	(492)	(90)	(641)

Net income (loss)	$183	$(1,401)	$260	$(1,461)

Earnings (loss) per share: (1)
Basic	$0.03	$(0.25)	$0.05	$(0.26)
Diluted	$0.03	$(0.25)	$0.05	$(0.26)

Adjusted weighted average shares outstanding:
Basic	5,685,598	5,703,089	5,710,883	5,719,807
Diluted	5,685,598	5,703,089	5,718,995	5,719,807

(1)	Common stock equivalents are excluded from the computation of diluted net loss per share for the three and nine months ended September 30, 2009, since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2009	2008
Performance Ratios:

Return on Average Assets	0.13%	-1.03%	0.06%	-0.37%
Return on Average Equity	0.76%	-5.88%	0.37%	-2.07%
Interest Rate Spread	2.99%	2.62%	3.06%	2.75%
Net Interest Margin	3.34%	3.01%	3.42%	3.14%
Non-Interest Expense to Average Assets	3.07%	4.30%	3.26%	3.75%
Efficiency Ratio (1)	90.39%	134.78%	93.54%	111.67%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	122.43%	121.50%	122.66%	121.08%
Average Equity to Average Assets	16.98%	17.56%	17.21%	17.82%

		At September 30, 2010	At December 31, 2009	At September 30, 2009
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans		0.98%	0.95%	0.89%
Allowance for loan losses as a percent of total nonperforming loans		70.60%	84.17%	132.32%
Net charge-offs to average outstanding loans during the period		0.13%	0.04%	0.03%
Nonperforming loans as a percent of total loans		1.38%	1.13%	0.67%

Other Data:

Number of Offices		9	9	9

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.